
                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


                  ENGLOBAL REPORTS FIRST QUARTER 2008 EARNINGS

HOUSTON, TX, May 5, 2008 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, today reported net income of $0.15 per diluted share for the three months ended March 31, 2008. The Company also reported that its first quarter 2008 revenue increased 20% to a record $98.2 million, and net income increased 27% to approximately $4.0 million, when compared to the prior year period.

First Quarter 2008 Highlights Compared to First Quarter 2007:
-------------------------------------------------------------

     o    Revenue increased 20% to a record $98.2 million.
     o    Operating profit margin improved to 7.4%, from 6.8%.
     o    Net income increased 27% to approximately $4.0 million.
     o 100% of quarter-over-quarter revenue increase is attributable to organic or non-acquisition related growth.
     o Bi-weekly billable hours averaged 208,000 hours, up 20%, compared to 174,000 hours.
     o    Employee count increased 8% to approximately 2,600.

The following table illustrates the Company's revenue and gross profit margin for the quarters ended March 31, 2008 and 2007, respectively:

                                          Three Months Ended March 31,
                  -----------------------------------------------------------------------------
                                 2008                                     2007
                  --------------------------------------  -------------------------------------
($ in millions)    Revenue     % of Total   Gross Profit   Revenue    % of Total   Gross Profit
                                 Revenue       Margin                   Revenue       Margin
                  ----------    ---------   ------------  ---------    ---------   ------------

   Engineering    $     52.0         53.0       19.0%     $    51.5         63.0      17.8%
  Construction          26.9         27.4        7.5%          13.8         16.9      15.1%
    Automation          10.4         10.6       10.0%           9.5         11.7       8.2%
          Land           8.8          9.0       15.8%           6.9          8.4      18.2%
                  ----------    ---------                 ---------    ---------
                  $     98.1          100                 $    81.7          100
                  ==========    =========                 =========    =========

The Company's gross profit margin decreased 1.6 points from 16.3% for the three months ended March 31, 2007 to 14.7% for the quarter ended March 31, 2008. The decrease in gross profit margin was primarily related to a shift in revenue mix quarter-over-quarter resulting from a 119% increase in lower margin Inspection revenue within the Construction segment.


                                    ~ more ~
--------------------------------------------------------------------------------

        654 N. Sam Houston Parkway E. * Suite 400 * Houston, Texas 77060
                                www.ENGlobal.com


ENGlobal Corporation Press Release
May 5, 2008
Page 2


More than offsetting the decrease in gross profit margin, however, was a reduction in the Company's absolute selling, general and administrative (SG&A) expense. As a percentage of revenue, SG&A expense decreased 2.2 points to 7.3% for the three months ended March 31, 2008 from 9.5% for the comparable prior year period. The Company's SG&A for the first quarter 2008 was $7.2 million, a decrease of more than $0.5 million from the first quarter 2007. The quarter-over-quarter reduction in SG&A expense came from approximately $0.6 million in lower costs within Operating SG&A, primarily related to $0.3 million in employee and associated costs re-classified to direct expense, $0.2 million in non-recurring costs associated with closing the Dallas office during the quarter ended March 31, 2007, and $0.1 million in lower bad debt expense. These reductions in Operating SG&A were offset by an increase of approximately $0.1 million in Corporate SG&A costs.

Commenting on the results, William A. Coskey, P.E., ENGlobal's Chairman and
Chief Executive Officer, said, "It is exciting to be able to report this solid start to 2008. The first quarter for our business ended much stronger than it began, and steady profit improvement as the quarter progressed is an encouraging trend going forward. Another positive indicator is that since year-end, our staffing level has increased by approximately 150 employees, or 6%, to approximately 2,600 at March 31, 2008. Overall, these financial results deliver on most of the goals we established going into 2008."

On average, ENGlobal's day's sales outstanding increased to 62 days for the three-month period ended March 31, 2008, from 61 days at December 31, 2007 but decreased from 71 days for the comparable three-month period in 2007. For the first quarter of 2008, the Company produced positive cash from operations of $0.4 million, compared with consuming $4.9 million cash in the first quarter of 2007. The Company's cash flow from operations during the quarter was affected by an increase in trade receivables and a decrease in accounts payable, primarily related to approximately $1.9 million in scheduled vendor and sub-contractor payments related work on an ethanol project which terminated during the third quarter of 2007.

Long-term debt, net of current portion, increased 5.5%, or $1.6 million, from $29.3 million at December 31, 2007 to $30.9 million at March 31, 2008. However, as a percentage of stockholders' equity, long-term debt decreased to 51.3% from 52.5% at these same dates. The increase in long-term debt is primarily related to the $1.9 million increase in the Company's line of credit to support its growth and the timing difference between meeting short-term bi-weekly payroll obligations and collections of associated trade receivables. Total liquidity, which includes cash plus availability under the Company's Credit Facility, was $22.1 million and $22.8 million for the respective periods ended March 31. 2008 and December 31, 2007. The outstanding balance on the Company's line of credit as of March 31, 2008 was $29.7 million, with remaining borrowings available of $20.1 million.

ENGlobal averaged 208,000 billable hours per two-week period during the first quarter 2008, a 20% increase, when compared to 174,000 billable hours in the same period in 2007. The Company's overall utilization percentage, inclusive of overhead personnel, is approximately 92% for the first quarter 2008 compared to 90% for the comparable period of 2007.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT) on May 5, 2008. To participate in the conference call, please dial (877) 407-0782 (Domestic) or (201) 689-8567 (International)



ENGlobal Corporation Press Release
May 5, 2008
Page 3


approximately 10 minutes before the scheduled start time and request the "ENGlobal First Quarter 2008 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Monday, May 19, 2008. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account
#286, Conference ID # 283750. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 will be filed with the Securities and Exchange Commission on or about May 6, 2008.

About ENGlobal
--------------
ENGlobal provides engineering, automation, construction, land and regulatory services principally to the energy sector throughout the United States and internationally. The Company employs approximately 2,600 employees in 20 offices and occupies over 450,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last five years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions;
and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and
Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.



                                     ~more~


ENGlobal Corporation Press Release
May 5, 2008
Page 4


                              FINANCIAL HIGHLIGHTS

Consolidated Statements of Income (in thousands, except per share data):

                                                       For the Three Months Ended
                                                                March 31,
                                                       --------------------------
                                                            2008         2007
                                                         ---------    ---------

     Operating Revenue                                   $  98,166    $  81,659
           Direct cost                                      83,820       68,382
                                                         ---------    ---------
     Gross Profit                                           14,346       13,277

           Selling, general and administrative               7,226        7,744
                                                         ---------    ---------
     Operating income                                        7,120        5,533

     Other Income (Expense):
           Other income                                         26         --
           Interest income (expense), net                     (483)        (560)
                                                         ---------    ---------
     Income before Provision for Income Taxes                6,663        4,973

     Provision for Federal and State Income Taxes            2,660        1,818
                                                         ---------    ---------

     Net Income                                          $   4,003    $   3,155
                                                         =========    =========

     Net Income Per Common Share:
           Basic                                         $    0.15    $    0.12
           Diluted                                       $    0.15    $    0.12

     Weighted Average Shares Used in Computing Net
     Income Per Share:

           Basic                                            27,060       26,809
           Diluted                                          27,527       27,260

Selected Balance Sheet Information (in thousands):

     Cash                                                $   2,019    $     950
     Working capital                                        49,317       44,215
     Property and equipment, net                             6,220        8,474
     Total assets                                          122,715      111,201
     Long-term debt, net of current portion                 30,884       32,474
     Stockholders' equity                                $  60,162    $  44,321
                                                         ---------    ---------

                                       ###